AQR FUNDS: CODE OF ETHICS

AS AMENDED: FEBRUARY 2017

LAST REVIEWED: FEBRUARY 2017

I.	Overview

This Code of Ethics (the “Code”)1 has been adopted by the Board of Trustees (the “Board”) of the AQR Funds (the “Trust”),2 including a majority of the Trust’s trustees who are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), in accordance with Rule 17j-1 under the 1940 Act.3

The Code is designed to ensure that those individuals with access to information regarding the portfolio securities activities of the Trust do not intentionally use that information for their personal benefit and to the detriment of the Trust. It is not the intention of this Code to prohibit personal securities activities by Access Persons provided that such activities comply with the Code prohibitions and restrictions. All Access Persons of the Trust are covered under this Code.

A separate Business Conduct Manual and Code of Ethics (the “Manual”) that complies with both Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, governs the Trust’s investment adviser, AQR Capital Management, LLC, and the investment sub-adviser to certain Funds, CNH Partners, LLC. The Trust’s principal underwriter, ALPS Distributor, Inc., maintains a separate code of ethics that is designed to comply with the requirements of Rule 17j-1.

The Code – and the laws and regulations that underpin it – cannot cover every possible scenario. The absence of a specific policy or procedure does not allow an Access Person to behave in an unethical or illegal manner. If you have any doubts about how to handle a particular circumstance or believe that a violation of the requirements of the Code has occurred or is about to occur, please contact the Chief Compliance Officer (“CCO”) or any member of the Compliance Department.

[1]	Terms that are capitalized in this Code are defined in Section IX, “Definitions.”
[2]	Each series of the Trust is referred to herein as a “Fund” and collectively, the “Funds.”
[3]	The Trust is registered as an open-end, management investment company with the U.S. Securities and Exchange Commission under the 1940 Act.

II.	General Principles

Rule 17j-1(b) makes it unlawful for any affiliated person of or principal underwriter for the Trust, or any affiliated person of an investment adviser or principal underwriter for the Trust (which includes its officers, directors, employees and associated persons), in connection with the purchase and sale (directly or indirectly) by such person of a Security Held or to be Acquired by a Fund, to:

•	Employ any device, scheme or artifice to defraud the Trust;

•	Make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Trust; or

•	Engage in any manipulative practice with respect to the Trust.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Trust and its shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Trust and its shareholders, and must comply with the prohibitions and restrictions noted below (unless otherwise excepted under this Code). Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Trust and its shareholders.

III.	Personal Transactions

The following substantive prohibitions and restrictions are imposed on the personal trading activities of Access Persons:4

A.	Material Nonpublic Information

It is a criminal violation of the law and a violation of this policy to trade, purchase or sell any Securities on the basis of material nonpublic information (“MNPI”) or to communicate MNPI. Violation of these restrictions is strictly prohibited and could have severe consequences for both the Trust and its Access Persons. Any Access Person engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including suspension of termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any Access Person who learns of any actual or potential violation of the law or provisions of this section must promptly notify the CCO or any member of the Compliance Department.

[4]	Each Independent Trustee is subject to the Material Nonpublic Information restrictions in Section III.A. of this Code but is excepted from the other provisions of this Section III. See Section III.E.

Any Access Person who comes into possession of MNPI must:

•	promptly report the issue to the CCO or any member of the Compliance Department;

•	not transact in the securities of the relevant issuer in a client, firm or personal account;

•	not discuss the information with anyone inside or outside of the Trust except for the CCO or the Compliance Department; and

•	not facilitate the use or disclosure by others (including an Access Person) of MNPI.

Federal, state and international securities laws and regulations prohibit Securities transactions while in possession of MNPI under certain circumstances, including, but not limited to:

•	“Misappropriated” information or information improperly obtained by the purchaser or seller;

•	Information provided by a corporate insider to the purchaser or seller in exchange for a monetary or non-monetary consideration;

•	Information provided to purchaser or seller with the understanding that it was confidential; or

•	An individual prohibited from trading under items referenced above “tips” the information to the purchaser or seller.

Trading on MNPI or communicating MNPI could result in civil and/or criminal penalties under both federal and state securities laws, including but not limited to:

•	The Trust and/or the offending Access Person may be subject to criminal prosecution, and if convicted, significant monetary fines and imprisonment of up to 25 years;

•	The Trust may face SEC action (or action pursuant to a non U.S. law or regulation) seeking monetary and administrative sanctions;

•	The Trust and/or the offending Access Person may be subject to lawsuits by private plaintiffs; and

•	The Trust and/or the offending Access Person may face suspension, revocation or termination of their registrations or memberships.

B.	Pre-Clearance Requirements

1.	Transactions in Covered Securities

Access Persons are required to pre-clear all transactions in Covered Securities through the Firm’s Compliance System.

Access Persons must adhere to the following pre-clearance procedures:

•	If a pre-clearance request is approved, the approval is effective until local market close on the date of approval;

•	The Compliance Department reserves the right to deny any trade for any reason. The reasons for any such denial may not be shared with the Access Person; and

•	If a pre-clearance request is approved, there may be a possibility that the trade will subsequently be denied by the Compliance Department.

Note - Facts and circumstances may occur, post pre-clearance approval, which may compel the Compliance Department to require a reversal of the trade and disgorgement of any resulting gains.

2.	Transactions in Exempt Securities

Access Persons are not required to pre-clear or report positions in the following Exempt Securities:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by open-end registered investment companies (mutual funds), excluding AQR Affiliated Mutual Funds; and

•	Currency futures, currencies, currency forwards and derivatives thereof.

3.	Transactions in Private Investments

Access Persons are required to pre-clear all transactions in Private Investments through the Firm’s Compliance System. Access Persons are also required to provide the Compliance Department with a copy of any offering memorandum, term sheet, subscription agreement, or other information, as required.

4.	Personal Loans

Access Persons must pre-clear with the Compliance Department any personal loan with a Financial Institution that will be collateralized by Securities. Pre-clearance involves supplying the Compliance Department with the name of the Financial Institution, the Security or Securities used as collateral and a description of the loan’s purpose.

The pre-clearance request should be sent to the Compliance Department.

5.	Transactions in Affiliated Managers Group, Inc. (“AMG”) Securities

Access Persons are prohibited from trading AMG Securities in their Personal Accounts.

6.	Transactions and Holdings in ETFs and AQR Affiliated Mutual Funds

Access Persons are not required to pre-clear transactions in ETFs or AQR-Affiliated mutual funds. However, Access Persons must report positions in AQR Affiliated Mutual Funds5 and ETFs in the same manner as Section IV.A below.

7.	Prohibitions and Restrictions on Personal Transactions

a.	Restricted List

Trading in Securities of issuers on the Firm’s Restricted List (including derivatives relating to such Securities) is strictly prohibited.

b.	Market Timing

The Firm strictly prohibits Access Persons from engaging in any personal transactions in mutual funds that could be perceived as market timing or in a manner inconsistent with a mutual fund’s prospectus.

c.	Required Holding Period

An Access Person may not purchase and sell, or sell and purchase, the same stock or equivalent (including a Narrow-Based Securities Index) within 30 calendar days. Exceptions may be granted by the CCO under certain circumstances (i.e., extreme financial need).

Note - This policy does not apply to unaffiliated Broad-Based Securities Index ETFs, closed-end funds, unit trusts, or Exempt Securities.

d.	Short Sales

An Access Person is prohibited from engaging in short sales. If an Access Person commences employment with an outstanding short position, such position must be exited within 120 days. Prior to exiting the position, the transaction must be pre-cleared with the Compliance Department.

e.	Options

An Access Person is prohibited from trading options. If an Access Person has an outstanding option position prior to the imposition of this policy or commences employment with such a position, the position must be exercised (subject to the Compliance Department’s pre-clearance) or held until expiration.

[5]	Access Persons holding shares in AQR Affiliated Mutual Funds directly through ALPS Fund Services, Inc. do not need to report these positions to the Compliance Department. However, any AQR Affiliated Mutual Funds held in accounts outside of ALPS must be reported pursuant to Section IV.A unless otherwise excepted under this Code.

f.	Warrants

An Access Person is prohibited from trading warrants. If an Access Person has an outstanding warrant position prior to the imposition of this policy or commences employment with such a position, the position must be exercised (subject to the Compliance Department’s pre-clearance) or held until expiration.

g.	Initial Public Offerings

An Access Person is prohibited from purchasing any Security issued in an Initial Public Offering.

h.	Futures

With the exception of currency futures, an Access Person is prohibited from trading in all other futures. If an Access Person has an outstanding futures position prior to the imposition of this policy or commences employment with such a position, the position may be held until the expiration date or exited within 120 days.

Note - If an Access Person wishes to exit an existing futures position, this transaction must be pre-cleared with the Compliance Department.

i.	Front Running

Front running is prohibited. Front running is taking a position (or selling a position) in a Security or interest in a Personal Account with knowledge that the Firm will soon take a position (or sell a position) in the same Security or interest.

j.	Scalping

Scalping is prohibited. Scalping refers to taking improper advantage of a Client’s trading for the benefit of an Access Person’s Personal Account.

k.	Excessive Personal Trading Activity

Personal Trading should not interfere with an Access Person’s responsibilities to the Firm. The Compliance Department reviews the volume of all Access Persons’ personal trading and reserves the right to restrict personal trading for a particular Access Person or for all Access Persons.

l.	Disgorgement

Facts and circumstances may occur, post trade execution for a Personal Account, which may compel the Compliance Department to require a reversal of the trade and disgorgement of any resulting gains.

8.	Personal Trading Violations

The CCO reserves the right to prohibit an Access Person’s personal trading at any time for any reason. If an Access Person does not comply with the Trust’s personal trading policies outlined herein, the Trust may require the Access Person to trade out of the applicable position. Each Access Person agrees to exit or liquidate, or to cause such positions to be excited or liquidated, upon instructions from the CCO, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Trust as a result of losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary action, including the suspension of personal trading privileges or termination of employment or referral of the matter to the appropriate regulatory or government agency for civil or criminal investigation.

C.	Personal Accounts Limited to Approved Brokers

Access Persons may only maintain Personal Accounts with Firm-approved brokers. Once an account is opened with an approved broker, the Access Person must obtain Compliance Department approval to commence trading in Covered Securities. In addition, Access Persons must notify the Compliance Department when closing a Personal Account. Any exception to this policy must be approved by the CCO.

D.	Third-Party Managed Accounts

Access Persons are permitted to maintain third-party managed accounts (subject to the Compliance Department’s prior approval) with approved brokers that provide the Firm with a copy of the account management agreement and certify to the Firm that the investment manager has exclusive discretionary authority over the account. Transactions within Personal Accounts managed by an independent third-party with exclusive discretionary authority, of which the Access Person has no direct or indirect influence or control, are exempt from the Firm’s pre-clearance requirement.

Note - If such an arrangement is not in writing, pre-clearance of transactions within such accounts will be required.

All transactions and holdings within third-party managed accounts are subject to periodic monitoring by the Compliance Department.

E.	Exceptions from the Pre-Clearance, Personal Accounts and Managed Accounts Requirements

The Independent Trustees are excepted from the “Preclearance Requirements,” “Personal Accounts Limited to Approved Brokers” and “Third-Party Managed Accounts” policies under this section of the Code.

IV.	Reporting Requirements

To enable the Trust to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code are being observed by its Access Persons, it is the general policy of the Trust that Access Persons may trade Securities in Personal Accounts in which they have a direct or indirect Beneficial Interest only if they comply with the Trust’s reporting requirements outlined herein. These requirements apply to all of the transactions and holdings of an Access Person in Covered Securities, except as noted in sub-section (C) below.6

A.	Reporting of Transactions in Personal Accounts

Access Persons are required to disclose all Personal Accounts7 to the Compliance Department. Upon disclosure of the Personal Accounts, the Compliance Department will notify the broker(s) to provide (i) copies via electronic transmissions of all trade confirmations relating to transactions in the Access Person’s Personal Accounts, and (ii) duplicate copies of periodic brokerage statements via electronic transmissions of monthly holdings.

Trade confirmations should include the following information, as applicable:

•	Personal Account holder’s name and account number;

•	Ticker symbol or CUSIP;

•	Title, interest rate and maturity date (if applicable);

•	Quantity of shares or Securities, and the principal amount;

•	Date and nature of transaction (i.e., purchase, sale or other acquisition or disposition);

•	Price of the Security; and

•	Name of broker, dealer or bank through which the transaction was effected.

For any transaction or holding (e.g., Private Investments) that does not appear on a trade confirmation or brokerage statement, the Access Person must provide the Compliance Department with the same information enumerated above within ten (10) days of the end of the calendar quarter in which the transaction occurred. These transactions generally require pre-clearance via the Firm’s Compliance System (see Section III.B.3 “Transactions in Private Investments” before engaging in such transactions).

[6]	Any report required to be submitted pursuant to this Section IV may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Interest in the Securities to which the report relates. Reports under this Code shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.
[7]	New Access Persons and their Members of Household must disclose all Personal Accounts and securities holdings within ten (10) days of the time the new Access Person is hired. Holdings must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. This includes Limited Offerings, or Private Placements or Private Investments and all Covered Securities not held at a broker/dealer.

B.	Annual Holdings Reports and Certifications

On an annual basis, each Access Person is required to certify to their holdings in all Covered Securities and certify to all transactions in Covered Securities no later than 45 days after the end of the calendar year. Additionally, Access Persons must certify on a quarterly basis adherence to this policy. Please note that such certifications are required even if the Access Person does not hold Personal Accounts or enter into any transactions during the reporting period.

C.	Exceptions from Reporting Requirements

An Independent Trustee who would be required to make a report solely by reason of being a Trustee of the Trust, need not make:

1.	An Initial Holdings Report or an Annual Holdings Report; and

2.	Quarterly Transaction Report unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the Independent Trustee’s transaction in a Covered Security, a Fund purchased or sold such Covered Security or a Fund considered purchasing or selling the Covered Security.

V.	Report to the Board

The Trust’s CCO shall report to the Board at each quarterly meeting regarding the following matters:

1.	Issues arising under the Code, including but not limited to material violations of the Code, violations that are material in the aggregate, and any sanctions imposed; and

2.	With respect to any transaction not required to be reported to the Board by the operation of sub-section (1) above that the Trust’s CCO believes nonetheless may evidence violation of this Code.

The Trust’s CCO shall report to the Board on an annual basis any material changes in existing restrictions or procedures.

At least annually, the Trust and any investment adviser, sub-adviser or affiliated principal underwriter8 of the Trust shall report in writing on any issues arising under its code of ethics or procedures since the last annual report to the Board, including, but not limited to, information about material violations of its code of ethics or procedures and sanctions imposed in response to the material violations.

[8]	These reporting requirements do not apply to a principal underwriter of a Fund unless (i) the principal underwriter is an affiliated person of the Fund or an investment adviser (or sub-adviser) of the Fund; or (ii) an officer, director/trustee or general partner of the principal underwriter serves as an officer, director/trustee or general partner of the Trust or of a Fund’s investment adviser (or sub-adviser). See Rule 17j-1(c)(3) under the 1940 Act.

Each annual report to the Board must be accompanied by written certifications that the Trust, adviser, sub-adviser and affiliated principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent their Access Persons from violating their code of ethics.

The Board shall review the Code and the operation of these policies at least once a year.

VI.	Recordkeeping

The Trust shall maintain the following records at its principal offices in an easily accessible place:

•	The current Code and any related procedures, and any Code in effect during the past five years.

•	A record of any violation of the Code and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs.

•	A copy of each report under this Code by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided.

•	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section IV.

•	A copy of each report by the Trust’s CCO, investment adviser, sub-adviser or principal underwriter to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made.

•	A record of any decision, and the reasons supporting the decision, to approve an exception to the Code, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VII.	Approval Requirements

This Code and any material changes must be approved by the Board, including by a majority of the Independent Trustees. Before initially retaining any investment adviser, sub-adviser or principal underwriter for the Trust, the Trust’s Board must approve the code of ethics of the relevant entity (unless the entity is not required by Rule 17j-1 to adopt a code of ethics), and must approve any material change to that code of ethics within six months after the adoption of the change, unless excepted under Rule 17j-1. Each such approval must be based on a determination that the Code of Ethics in question contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1(b). Before approving a code of ethics or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable code of ethics.

VIII. Definitions

A.	1940 Act means the Investment Company Act of 1940, as amended.

B.	Access Person includes:

1.	Any trustees and officers of the Trust;

2.	Each employee (if any) of the Trust (or of any company in a Control relationship with the Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

3.	Any natural person in a Control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

A list of each Trust’s Access Persons will be maintained by the Trust’s CCO.

C.	AQR Affiliated Mutual Funds means mutual funds advised by AQR.

D.	Beneficial Interest means the right to the economic benefits of a Security and includes all Securities in which a person, through any contract, arrangement, understanding, relationship or otherwise, has a direct or indirect economic or pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held in any account that by reason of any contract, arrangement, or understanding provides a person with a pecuniary interest or with sole or shared voting or investment discretion. Pecuniary interest shall include the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Securities.

E.	Board means the Board of Trustees of the Trust.

F.	Broad-Based means a fund or index that does not have the characteristics to be defined as a Narrow-Based Security Index.

G.	Chief Compliance Officer or CCO means the person or persons designated by the Board to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder.

H.	Code means this Code of Ethics.

I.	Compliance System means the Firm’s Compliance Pre-clearance, Reporting and Certification System (StarCompliance).

J.	Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

K.	Covered Security means any Security other than Exempt Securities.

L.	Exempt Securities means (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by open-end registered investment companies, excluding AQR Affiliated Mutual Funds; and (iv) currency futures, currencies, currency forwards and derivatives thereof.

M.	Financial Institution means but is not limited to: (1) a bank holding company; (2) a savings and loan holding company; (3) any bank or other institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (4) any member of the Federal Home Loan Bank System; (5) any credit union, the accounts of which are insured by the National Credit Union Share Insurance Fund; (6) any federal land bank, federal land bank association, federal intermediate credit bank, production credit association and bank for cooperatives; and (7) any small business investment company.

N.	Firm means AQR Capital Management, LLC and its investment advisory affiliates, including CNH Partners, LLC and its investment advisory affiliates.

O.	Limited Offering or Private Placement means offerings that are exempt from registration under the Securities Act of 1933 pursuant to Sections 4(a)(2) or 4(a)(5) or Rule 504, 505 or 506 under the Securities Act. A Limited Offering includes certain co-operative investments in real estate, commingled investment vehicles such as hedge funds and investments in family-owned businesses. For the purposes of the Code, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be Limited Offerings.

P.	Manual means AQR’s Business Conduct Manual and Code of Ethics.

Q.	Members of Household means any person who lives in the Access Person’s residence and shares personal assets (e.g., spouse, partner, child, stepchild, grandchild, parent, stepparent, sibling, in-laws, grandparent and any other person who supports the Access Person, or who the Access Person supports directly or indirectly to a material extent (i.e., providing more than 25% or more of a person’s annual income)).

R.

Narrow-Based Security Index means an index — that has nine or fewer component securities; in which a component Security comprises more than 30% of the index’s weighting; in which the five highest weighted component securities in the aggregate comprise more than 60 percent of the index’s weighting; or in which the lowest weighted component securities comprising, in the aggregate, 25% of the index’s weighting have an aggregate dollar value of average daily trading volume of less than $50,000,000 (or in the case of an index with 15 or more component securities, $30,000,000), except that if there are two or more securities with equal weighting that could be included in the calculation of the lowest weighted component securities comprising, in the aggregate, 25% of the index’s weighting, such securities shall be ranked from lowest to highest dollar value of average daily trading volume and shall be included in the calculation based on their ranking starting with the lowest ranked Security. Note – single name Commodity ETFs are not included in this definition.

S.	Personal Account means any account (including any custody account and any account maintained by an entity that may act as a broker or principal or any account where a third party has been granted discretionary investment authority) holding stocks, bonds, futures, options, listed or OTC derivatives or other instruments in which the Access Person or any of his or her Members of Household has any direct or indirect Beneficial Interest, including personal accounts and trusts for the benefit of such persons (excluding any Firm or Fund account). Retirement accounts (e.g., 401(k) plans)and education savings accounts (e.g., 529 plans) are not required to be disclosed provided that no single stock trading may be conducted.

T.	Private Investments means investments in AQR hedge funds, other hedge funds, private equity funds, venture capital funds, real estate funds, or companies, including by way of privately placed securities, whose securities are not listed on a public securities exchange, but excludes investments in mutual funds and exchange traded funds.

U.	Restricted List means the Firm’s list of Securities for which Personal Account and Firm trading is either partially of wholly prohibited unless pre-approved by the CCO.

V.	Security means but is not limited to, all forms of stocks, notes, bonds, futures, debentures and other evidences of indebtedness, investment contracts, derivatives of such instruments (e.g., options, warrants and spread bets) and any other investment instruments.

W.	Security Held or to be Acquired by a Fund means:

1.	Any Covered Security that within the most recent 15 days is or has been held by the Fund or is being considered by the Fund or its investment adviser (or sub-adviser) for purchase by the Fund; or

2.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.

X.	Trust means AQR Funds.